Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333‑225038, No. 333‑166215, and No. 333-256099) on Form S-8 of our report dated June 23, 2022, with respect to the financial statements (and financial statement schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2021) of the Citi Retirement Savings Plan.

/s/ KPMG LLP
New York, New York
June 23, 2022